Exhibit 99.1

             Neiman Marcus, Inc. Reports October Revenues


    DALLAS--(BUSINESS WIRE)--Nov. 2, 2006--Neiman Marcus, Inc.
announced preliminary Company-wide revenues for October 2006.

                                 4 weeks ended
                        October 28,          October 29,
                            2006                2005         % Change
                     ------------------   ----------------- ----------

Total Revenues          $351 million        $320 million          9.9%

Comparable Revenues     $343 million        $320 million          7.2%


                                 13 weeks ended
                              (1st Fiscal Quarter)
                        October 28,          October 29,
                            2006                2005         % Change
                     ------------------   ----------------- ----------

Total Revenues         $1,058 million       $963 million          9.9%

Comparable Revenues    $1,028 million       $963 million          6.8%

    All figures have been adjusted to exclude the revenues of Gurwitch Products, L.L.C.

    In the four-week October period, comparable revenues in the Specialty Retail Stores segment, which includes Neiman Marcus Stores and Bergdorf Goodman, increased 6.5 percent. Revenue growth trends were the strongest in the Company's stores in the Southeast and West. The merchandise categories in the Specialty Retail Stores segment that performed the strongest included designer jewelry, designer handbags, women's contemporary sportswear and dresses, shoes and men's.

    Comparable revenues at Neiman Marcus Direct in the four-week
October period increased 12.3 percent. The top selling merchandise categories in the Direct Marketing segment included jewelry, women's apparel and shoes, handbags and men's.

    Comparable revenues for Neiman Marcus, Inc. for the first quarter of fiscal year 2007 increased 6.8 percent. For the first quarter of fiscal year 2007, Specialty Retail Stores comparable revenues increased 5.4 percent. Comparable revenues for the first quarter of fiscal year 2007 compared to last year increased 4.6 percent and 10.3 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Neiman Marcus Direct first quarter fiscal year 2007 revenues were 14.7 percent above last year.

    Neiman Marcus, Inc. plans to report first quarter earnings on Thursday, December 7, 2006. The Company will host a conference call the same day that will be simultaneously webcast.

    The Company's four-week reporting period is consistent with last year and reflects a 4-5-4 week first quarter.

    Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

    From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the Company's success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company's senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.

    These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

    CONTACT: Neiman Marcus, Inc.
             James E. Skinner, 214-757-2954
             Senior Vice President and Chief Financial Officer
             Stacie Shirley, 214-757-2967
             Vice President - Finance and Treasurer